Exhibit 99.1

March 10, 2016

Pulmatrix Reports 2015 Financial Results; Provides 2016 Outlook on Pulmonary Disease Pipeline

2015 was a transformational year – lead assets for COPD and cystic fibrosis continue to progress in clinical development.

LEXINGTON, MA — Pulmatrix, Inc. (NASDAQ: PULM) today announces 2015 financial results, reviews the Company’s recent progress, and provides an outlook for 2016 for its pulmonary disease development pipeline.

“2015 was a transformational year for Pulmatrix. We positioned the Company to have two iSPERSE-based product candidates in clinical trials during 2016, strengthened our balance sheet, and became publicly listed on NASDAQ,” said Robert W. Clarke, Ph.D., chief executive officer of Pulmatrix. “We expect clinical data in the first half of 2016 on PUR0200 targeting the large market of COPD, and the second program, PUR1900, will enter the clinic this year targeting fungal infections in cystic fibrosis patients. As our product pipeline and iSPERSE technology continue to advance, we feel the Company is well positioned for clinical success in 2016 and beyond.”

In a March 10th letter to shareholders, Dr. Clarke added that the Company aims to keep up its aggressive pace in 2016 “thanks to the dedication of our scientists and management to developing products that can make a real difference in the lives of patients, and to the much-appreciated support of our shareholders.”

Planned 2016 Milestones

Pulmatrix has two major priorities for 2016: Pulmatrix intends to continue to advance PUR0200, a branded generic bronchodilator for COPD, through clinical development and intends to initiate clinical testing for PUR1900, an inhaled anti-fungal initially targeted for patients with cystic fibrosis.

PUR0200

•	Report data from European pilot pharmacokinetic bioequivalence clinical study of PUR0200, funded as part of a previously disclosed research collaboration agreement, in the first half of 2016

•	Initiate development work in the second half of 2016 to support a future European pivotal pharmacokinetic bioequivalence approval study

•	Expand current research collaboration focused on US development to form a more expansive development and commercialization partnership in the second half of 2016

PUR1900

•	Initiate Phase 1/1b trial in fungal infections in cystic fibrosis patients in the second half of 2016

•	Expand PUR1900 program to indication(s) outside of cystic fibrosis

PUR1500

•	Identify the active pharmaceutical ingredient for an IPF candidate(s), which could include a small molecule kinase inhibitor and/or a biologic in the first half of 2016

2015 and 2016 YTD Progress

In 2015 and early 2016, Pulmatrix achieved several research, clinical and business milestones, reflective of the Company’s progress. These milestones include the following:

•	Reported Phase 1b clinical data on PUR0200 demonstrating it was well tolerated and achieved significant lung function improvement over a 24 hour period relative to placebo and comparable effects to the marketed reference product using a fraction of the active pharmaceutical ingredient

•	Completed manufacture of clinical candidates for PUR0200 in the second half of 2015

•	Initiated a European pilot pharmacokinetic bioequivalence study of PUR0200 in the first quarter of 2016

•	Reported that PUR1900 was active and potent in in vitro preclinical models against Aspergillus fumigatus and other fungal species that commonly infect cystic fibrosis patients, while achieving high lung concentrations and low systemic exposure in in vivo preclinical models

•	Announced that a collaboration with Celdara, Inc. to develop an iSPERSE™ formulation of a novel biologic, CM-YJH01, was awarded a three-year, $1.7 million NIH Research grant to fund development of an inhaled treatment for idiopathic pulmonary fibrosis (IPF)

•	Further strengthened the Company’s patent portfolio through the receipt of a composition of matter patent related to the iSPERSE™ technology

•	Entered into a strategic manufacturing agreement with Capsugel to fulfill manufacturing needs for our planned clinical trial activities in cystic fibrosis and, longer term, enable us to manufacture iSPERSE-based products at commercial scale

Financials

“In 2015, we achieved a considerable amount of progress by advancing our proprietary programs and partnered products through an efficient deployment of capital,” said William Duke, Jr., chief financial officer of Pulmatrix. “We expect to continue maintaining our fiscal discipline and based on our current operating plan, we believe that we have sufficient capital to fund our pipeline and business activities into mid-2017, when we anticipate to be beyond multiple data readouts and other corporate milestones.”

Pulmatrix ended 2015 with $18.9 million in cash and cash equivalents compared to $22.0 million as of September 30, 2015.

Revenues for 2015 were $1.2 million, which were primarily comprised of reimbursed formulation and clinical development expenses related to our research collaboration to develop PUR0200 for COPD. There was $0.4 million of comparable revenues for 2014.

Research and development expense for 2015 was $7.2 million, compared to $6.6 million for 2014. The increase was primarily due to increases in clinical development costs and external service costs on the PUR0200 and PUR1900 projects. General and administrative expense was $17.0 million for 2015, compared to $2.8 million in 2014. The increase was primarily due to increases of $7.5 million in advisory, legal and accounting costs incurred in connection with the merger that resulted in our public listing on Nasdaq (the “Merger”) and $5.0 million in stock-based compensation expense.

Net loss for 2015 was $26.2 million compared to a net loss of $24.1 million for 2014. The increase in net loss was primarily attributable to costs incurred in connection with the Merger.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for rare diseases, including PUR1900, an inhaled anti-fungal for patients with cystic fibrosis (CF). In addition, Pulmatrix is pursuing opportunities in major pulmonary diseases through collaborations, including PUR0200, a branded generic in clinical development for chronic obstructive pulmonary disease (COPD). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$18,902	$451
Prepaid expenses and other current assets	1,560	380

Total current assets	20,462	831
Property and equipment, net	685	470
Long-term restricted cash	250	250
Intangible assets	7,534	—
Goodwill	15,942	—

Total assets	$44,873	$1,551

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Convertible notes payable to stockholders, net of discount	$—	$39,703
—	1,029	—
Accounts payable	1,090	216
Accrued expenses	1,486	3,544

Total current liabilities	3,605	43,463
Loan payable, net of current portion, debt discount and issuance costs	5,692	—
Derivative liability	11	—
Preferred stock warrant liability	—	1,309
Deferred tax liability	2,959	—

Total liabilities	12,267	44,772

Redeemable convertible preferred stock, $0.0001 par value—authorized 500,000 shares and 209,297,265 shares at December 31, 2015 and December 31, 2014, respectively
Series B redeemable convertible preferred stock, $0.01 par value — 0 shares and 180,980,200 shares designated at December 31, 2015 and December 31, 2014; 0 shares and 41,788,790 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively (liquidation preference of $0 and $20,894 at December 31, 2015 and December 31, 2014)	—	20,894
Seed Redeemable Convertible Preferred Stock, $0.01 par value — 0 shares and 1,219,508 shares designated at December 31, 2015; 0 shares and 1,219,508 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively (liquidation preference of $0 and $1,331 at December 31, 2015 and December 31, 2014)	—	1,331
Series A-4 Redeemable Convertible Preferred Stock, $0.01 par value — 0 shares and 1,307,190 shares designated; 0 shares and 1,307,190 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively; (liquidation preference of $0 and $4,000 at December 31, 2015 and December 31, 2014)	—	4,000
Series B-1 Redeemable Convertible Preferred Stock, $0.01 par value — 0 shares and 18,687,554 shares designated; 0 shares and 18,687,554 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively; (liquidation preference of $0 and $9,344 at December 31, 2015 and December 31, 2014)	—	9,344
Junior Seed Convertible Preferred Stock, $0.01 par value — 0 shares and 410,000 shares designated; 0 shares and 410,000 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively; (liquidation preference of $0 and $820 at December 31, 2015 and December 31, 2014)	—	4
Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value — 100,000,000 shares and 233,500,000 shares authorized at December 31, 2015 and December 31, 2014; 14,745,754 shares and 188,625 shares issued and outstanding, including vested restricted stock units of 229,744 and 0, at December 31, 2015 and December 31, 2014, respectively	1	—
Additional paid-in capital	160,708	23,142
Accumulated deficit	(128,103)	(101,936)

Total stockholders’ equity (deficit)	32,606	(78,794)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$44,873	$1,551

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(in thousands, except share and per share data)

	Years ended December 31,
	2015	2014
Revenues	$1,201	$352
Operating expenses
Research and development	7,187	6,590
General and administrative	17,032	2,838

Total operating expenses	24,219	9,428

Loss from operations	(23,018)	(9,076)
Interest expense	(953)	(15,276)
Loss on the conversion of convertible notes	(1,170)	—
Fair value adjustment of preferred stock warrant liability	1,309	211
Fair value adjustment of derivative liability	(2,291)	—
Other expense, net	(44)	(3)

Net loss	$(26,167)	$(24,144)

Net loss attributable to common stockholders (Note 16)	$(26,167)	$(6,453)

Net loss per share attributable to common stockholders, basic and diluted	$(3.23)	$(34.52)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	8,089,925	186,955

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Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com